Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

1LIFE HEALTHCARE, INC.

ARTICLE 1. NAME

The name of this corporation is 1Life Healthcare, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT

The address of the initial registered office of this corporation is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808-1674 and the name of its initial registered agent at such address is Corporation Service Company.

ARTICLE 3. PURPOSES

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The corporation is to have perpetual existence.

ARTICLE 4. SHARES

The total authorized stock of the corporation shall consist of 1,000 shares of common stock having a par value of $0.01 per share.

ARTICLE 5. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

ARTICLE 6. ELECTION OF DIRECTORS

The number of Directors that will constitute the whole Board of Directors shall be determined in the manner set forth in the Bylaws of the corporation. Written ballots are not required in the election of Directors.

ARTICLE 7. PREEMPTIVE RIGHTS

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 8. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

ARTICLE 11. INDEMNIFICATION

To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of Article 10 and this Article 11 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to this corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of Article 10 or this Article 11 shall only be prospective and shall not affect the rights or protections or increase the liability of any director under Article 10 or this Article 11, as applicable, in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE 12. EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the corporation; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation or any stockholder to the corporation or the corporation’s stockholders; (C) any action or proceeding asserting a claim against the corporation or any current or former director, officer or other employee of the corporation or any stockholder arising pursuant to any provision of the General Corporation Law of Delaware, this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the General Corporation Law of Delaware confers jurisdiction to the Court of Chancery of the State of Delaware; (F) any action asserting a claim against the corporation or any director, officer or other employee of the corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

ARTICLE 13. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The corporation expressly elects not to be governed by Section 203(a) of Title 8 of the General Corporation Law of Delaware.